Exhibit 10.5a

FMC TECHNOLOGIES, INC.

FIRST AMENDMENT

TO THE

EXECUTIVE SEVERANCE AGREEMENT

THIS FIRST AMENDMENT is made and entered into as of October 31, 2007 by and between FMC Technologies, Inc. (hereinafter referred to as the “Company”) and [NAME OF EXECUTIVE] (hereinafter referred to as the “Executive”).

WHEREAS, the Company and the Executive agree that it is in the Executive’s best interest to amend the Executive Severance Agreement by and between the Company and the Executive, dated March 20, 2006 (the “Agreement”), to comply with the new requirements of Section 409A of the United States Internal Revenue Code, as amended.

NOW THEREFORE, the Company and the Executive agree as follows:

(1)	Section 2.13 (c) of the Agreement is hereby amended to read as follows: “A material reduction by the Company in the Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time; or”

(2)	Section 2.13 (e) of the Agreement is hereby amended to read as follows: “The failure of the Company to assume and agree to perform this Agreement in all material respects, as contemplated in Article 10 herein; or”

(3)	Section 2.13 of the Agreement is hereby amended by adding the following language to the end of Section 2.13: “Notwithstanding the above to the contrary, “Good Reason” for Executive’s separation from employment will exist only if (i) Executive provides written notice to the Company within ninety (90) days of the occurrence of any of the above listed events, (ii) the Company fails to cure the event within thirty (30) days following the Company’s receipt of Executive’s written notice, and (iii) Executive separates from employment with the Company effective not later than twenty four (24) months after the original occurrence of the “Good Reason” event.”

(4)

Section 3.3(e) of the Agreement is hereby amended to read as follows: “Subject to applicable law and regulation as of the Effective Date of Termination , a continuation of the Company’s welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for eighteen (18) months after the Effective Date of Termination. These benefits will be provided to the Executive (and to the Executive’s covered spouse and dependents) at the same premium cost, and at the same coverage level, as in effect as of the date of the Change in Control. The continuation of these welfare benefits will be discontinued prior to the end of the eighteen (18) month period if the Executive has available substantially similar benefits at a comparable cost from the subsequent employer, as determined by the Committee. In addition, the Company will make available for purchase by the Executive continued health care, life and accidental death and dismemberment, and disability insurance coverage at the same coverage level as in effect as of the date of the Change in Control for a period of eighteen (18) months beginning immediately upon the end of the coverage period provided under the foregoing provisions of this Section 3.3(e).

(5)	Section 5.1 of the Agreement is hereby amended by adding the following language to the end of the paragraph: “The Company shall pay to the Executive the Gross-Up Payment no later than within sixty (60) days after the Executive remits to the various taxing authorities the taxes which gave rise to the Gross-Up Payment.”

(6)	Section 5.3 of the Agreement is hereby amended by adding the following language to the end of the paragraph: “The Company shall make any such payment to the Executive no later than within sixty (60) days after Executive remits to the various taxing authorities the taxes which give rise to such payment.”

(7)	The third paragraph of Article 6 of the Agreement is hereby amended to read as follows: “As soon as practicable after the Company has knowledge that a Change in Control is imminent, but no later than the day immediately preceding the date of the Change in Control, the Company will deposit assets in such Trust in an amount equal to the estimated aggregate Severance Benefits which may become due to the Executive under Sections 3.3(a), (b), (c) and (d), and 5.1 and Articles 8 and 9 of this Agreement. Such deposited amounts will be reviewed and increased, if necessary, every six (6) months following a Change in Control to reflect the Executive’s estimated aggregate Severance Benefits at such time”.

(8)	Article 8 of the Agreement is hereby amended to read as follows: “To the extent permitted by law, the Company will pay as incurred within ten (10) days following receipt of an invoice from the Executive, which invoice shall be submitted no later than ninety (90) days following the date Executive incurs liability for the relevant item, all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including, without limitation, conflicts related to the calculations under Section 5 hereof) between the parties pertaining to this Agreement. The Company’s obligations under this Article 8: (a) shall apply only to legal fees, costs of litigation, prejudgment interest, and other expenses incurred on or before the date that is ten (10) years after Executive’s death, (b) shall not be subject to liquidation, and (c) may not be exchanged for another benefit. The amount of the legal fees, costs of litigation, prejudgment interest, and other expenses for which Executive is entitled to be reimbursed under this Article 8 in any calendar year shall not affect Executive’s right to reimbursement of any expenses or in-kind benefits to which Executive is entitled under this Agreement or any other agreement to which Executive and the Company are parties.”

(9)	Article 9 of the Agreement is hereby amended to read as follows: “Following a Qualifying Termination (as described in Section 3.2 herein), the Executive will be reimbursed by the Company for the reasonable costs of all outplacement services obtained by the Executive within a two (2) year period after the Effective Date of Termination; provided, however, that the total reimbursement for such outplacement services will be limited to an amount equal to fifteen percent (15%) of the Executive’s Base Salary as of the Effective Date of Termination; and further provided that the invoice for such services are submitted no later than ninety (90) days following the date Executive incurs such costs. The Company’s obligations under this Article 9 (a) shall apply only to costs for outplacement services obtained by the Executive, (b) shall not be subject to liquidation, and (c) may not be exchanged for another benefit. The amount of the costs of outplacement services for which Executive is entitled to be reimbursed under this Article 9 in any calendar year shall not affect Executive’s right to reimbursement of any expenses or in-kind benefits to which Executive is entitled under this Agreement or any other agreement to which Executive and the Company are parties.

IN WITNESS WHEREOF, the parties have executed this Amendment on this          day of October, 2007.

FMC Technologies, Inc.		Executive:

By:
Peter D. Kinnear
Its:	President and CEO

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